CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 16, 2016 relating to the consolidated financial statements and financial highlights of The Gold Bullion Strategy Portfolio (the “Portfolio”), a series of the Advisors Preferred Trust, for the year ended December 31, 2015, and to the references to our firm under the headings “Consolidated Financial Highlights” in the Prospectus and “Organization and Management of Wholly-Owned Subsidiary” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

April 13, 2016